Exhibit 99

DELTIC
Timber
Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE August 5, 2005	CONTACT:	Matthew Hegi	Clefton D. Vaughan
		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

Deltic to Restate Earnings

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that it will be filing amendments to its 2004 annual report on Form 10-K to restate its financial statements for the years 2002 through 2004, and certain quarters in 2002, 2003, and 2004. The restatement is being made to correct recently discovered misstatements in the previously filed financial statements for such periods. The cumulative effect of these corrections is expected to be approximately a $1.3 million reduction in after-tax earnings from 2002 through 2004 ($0.2 million in 2002, $0.5 million in 2003, and $0.6 million in 2004), with no effect on either the Company’s individual-year or cumulative cash flows.

The restatement is being made to correct an overstatement of the carrying value of the Company’s inventory of third-party purchases of standing timber used to supply its sawmills, which will be reduced by approximately $2 million. The overstatement arose from the failure of timber procurement personnel to timely report the differences between actual harvest volume and the original estimate of timber volume, determined when the tracts were acquired, for some of the purchased tracts. The Company has implemented new policies and procedures that seek to ensure the timely and accurate reporting of such differences, so that the cost of the logs harvested from purchased tracts of third-party standing timber will be correctly charged to the Company’s lumber manufacturing operations.

Deltic intends to submit its amended filing as soon as possible after its completion and review by the Company’s independent registered public accounting firm. The Company also expects to announce its financial results for the second quarter of 2005 in the next several days.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual events could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.